Exhibit 99.1

NEWS RELEASE

Contacts:	Raymond J. Pacini
Chief Executive Officer
California Coastal Communities, Inc.

CALC RECEIVES FINAL NASDAQ DETERMINATION

TO SUSPEND ITS STOCK FROM TRADING ON APRIL 27, 2010

•      Common Stock will immediately be eligible to trade over-the-counter in the recently created OTCQB™ marketplace; the Company has filed an application for relisting of its Common Stock on NASDAQ following completion of Chapter 11 proceedings

IRVINE, California, April 22, 2010 — California Coastal Communities, Inc. (NASDAQ: CALC) announced today that it has been informed that the NASDAQ Listing and Hearing Review Council (the “Listing Council”) has declined to call for review the NASDAQ Hearings Panel’s (the “Panel”) prior determination to delist the Company’s common stock, which will result in the stock ceasing to be traded on The NASDAQ Stock Market effective at the open of trading on April 27, 2010.  At that time, the common stock will be eligible to trade over-the-counter in the recently created OTCQB™ marketplace.   This new comprehensive over-the-counter  market tier  includes the securities of over 768 SEC reporting companies and banks formerly designated as Pink Sheets® stocks, in addition to the 3,050 securities that are currently quoted in both Pink OTC Markets’ electronic interdealer quotation system and FINRA’s OTCBB™.  All securities in the new OTCQB tier are displayed on www.otcmarkets.com with an icon reading, “OTCQB — U.S. Registered.”  For more information on the OTC Market Tiers, see: http://www.otcmarkets.com/pink/otcguide/investors_market_tiers.jsp.

The Company was hopeful that the Listing Council would look favorably upon the fact that the Company is in full compliance with all applicable quantitative requirements for continued listing requirements of The NASDAQ Global Market.  In that regard, the Panel’s delisting decision was discretionary and appeared to be based primarily on the Company’s inability to emerge from its voluntary Chapter 11 bankruptcy proceedings by April 26, 2010.  The Company commenced the Chapter 11 proceedings on October 27, 2009, in order to extend the maturity dates and change the repayment schedules for its approximately $182 million of Brightwater credit facilities debt in order to be able to repay the debt in full by June 30, 2014, based on currently expected home sales during the next four years.

As previously reported, the Company received a delisting notice from the NASDAQ Staff the day after commencing the Chapter 11 proceedings.   The Company appealed the Staff’s decision to the Panel and, in December 2009, the Panel granted the Company’s request for continued listing on NASDAQ until April 26, 2010, upon which date the Company is presently required by the Panel’s decision to have emerged from the Chapter 11 process.  However, events beyond the Company’s control such as the sale of loan positions by certain syndicate members of the Brightwater credit facilities, including KeyBank which was the agent for the lending syndicates, to new parties have caused delays in the Chapter 11 process that make it impossible for the Company to meet the April 26 NASDAQ deadline.  The Company filed its plan of reorganization on March 26, 2010, a hearing on its disclosure statement is scheduled for May 12, 2010, and the Company is striving to exit bankruptcy as expeditiously as possible.  Therefore, the Company requested that the Panel extend its deadline so that the common stock would remain listed while the Company completes the Chapter 11 process.  When the Panel refused to grant any further extension, the Company submitted the matter to the Listing Council.  However, the Listing Council elected not to exercise its discretion to call the Company’s matter for review or to grant a stay of the Panel’s delisting determination.  As a result, the Company’s common stock is scheduled to be suspended from trading effective at the open of the market on April 27, 2010.

The Company has filed an application with NASDAQ seeking the relisting of its securities on The NASDAQ Stock Market following the Company’s emergence from the Chapter 11 process.  In that regard, all companies, whether listed on NASDAQ or not, are required to satisfy the initial listing requirements upon emergence from a Chapter 11 process to qualify for listing.  While the Company plans to take all necessary steps to ensure its compliance with the applicable requirements, there can be no assurance as to whether or when the Company’s common stock will be relisted on NASDAQ.

Finally, investors should be aware that trading of the Company’s common stock in the over-the-counter market rather than on NASDAQ may negatively impact the trading price and the levels of liquidity.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 105 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered over 2,300 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about potential stock quotation, liquidity and price volatility, the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of court proceedings, lender negotiations, regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.